Exhibit 99.1

CONTACT:	Corporate Communications 404-715-2554 Investor Relations 404-715-6679

Delta Air Lines Reports Monthly Results For February 2006

ATLANTA, March 30, 2006 - Delta Air Lines (Other OTC: DALRQ) today filed its Monthly Operating Report for February 2006 with the U.S. Bankruptcy Court for the Southern District of New York. Key points are Delta:

•	Reported a net loss of $209 million, including $71 million in reorganization items.
•	Reduced its operating loss to $71 million, a $112 million improvement over February 2005.
•	Ended the month with $2.2 billion of unrestricted cash.

Delta reported a net loss of $209 million for February 2006, compared to a net loss of $267 million in February 2005. Excluding reorganization items totaling $71 million (1), the net loss was $138 million in February 2006, a $129 million improvement versus the prior year period. The February 2006 reorganization items reflect estimated bankruptcy claims for aircraft lease matters and professional fees in the company’s Chapter 11 case.

Operating loss for the month was $71 million, a $112 million improvement compared to February 2005. On February 28, 2006, Delta had $3.0 billion of cash and cash equivalents, of which $2.2 billion was unrestricted.

“Six months into our reorganization, we are seeing tangible results from the various initiatives implemented under our business plan,” said Edward H. Bastian, executive vice president and chief financial officer. “While we are encouraged by the progress we are making, we are still in the early stages of our turnaround efforts. We need to remain focused to ensure flawless execution of all elements of our business plan.”

About Delta
Delta Air Lines is one of the world’s fastest growing international carriers with more than 50 new international routes added or announced in the last year. Delta offers daily flights to 503 destinations in 94 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. In summer 2006, Delta plans to offer customers more destinations and departures between the U.S., Europe, India and Israel than any global airline, including service on 11 new transatlantic routes from its Atlanta and New York-JFK hubs. Delta also is a major carrier to Mexico, South and Central America and the Caribbean, with more than 35 routes announced, added or applied to serve since Jan. 1, 2005. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on more than 14,000
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flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Endnotes
(1) Attached is a reconciliation of Delta’s net loss as reported under accounting principles generally accepted in the United States to the net loss excluding reorganization items. Delta excludes reorganization items because the exclusion of these items is helpful to investors to evaluate the company’s recurring operational performance.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings; our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time; our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for us to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; our ability to obtain and maintain normal terms with vendors and service providers; our ability to maintain contracts that are critical to our operations; our ability to maintain adequate liquidity to fund and execute our business plan during the Chapter 11 proceedings and in the context of a plan of reorganization and thereafter; our ability to comply with financial covenants in our financing agreements; labor issues, including our ability to reduce our pilot labor costs to the level called for by our business plan and possible strikes or job actions by unionized employees; our ability to implement our expanded transformation plan successfully; the cost of aircraft fuel; pension plan funding obligations; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; restructurings by competitors; the effects of terrorist attacks; and competitive conditions in the airline industry.

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Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-K, filed with the Commission on March 27, 2006.

The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities.  No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these liabilities or securities.

We believe that our currently outstanding common stock will have no value and will be canceled under any plan of reorganization we propose, and that the value of our various pre-petition liabilities and other securities is highly speculative.  Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.  Investors and other interested parties can obtain information about Delta’s Chapter 11 filing on the Internet at delta.com/restructure. Court filings and claims information are available at deltadocket.com.  Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of March 30, 2006, and which Delta has no current intention to update.

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Note 1: The following table shows a reconciliation of net loss adjusted for the items shown below.

	For the	For the
	Month Ended	Month Ended
	February 28, 2006	February 28, 2005
(in millions)
Net loss	$(209)	$(267)
Items excluded:
Reorganization items, net	(71)	-
Net loss excluding reorgnization items	(138)	(267)

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